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                                                             EXHIBIT 3-3


                           LIMITED PARTNERSHIP AGREEMENT

                                       OF

                   PUBLIC SERVICE ELECTRIC AND GAS CAPITAL, L.P.


         The undersigned General Partner and Class A Limited Partner (jointly, the "Partners") hereby form a limited partnership pursuant to and in accordance with the New Jersey Uniform Limited Partnership Law (1976) (N.J.S.A. 42:2A-1, et seq.) (the "New Jersey Law"), and hereby agree as follows:

         1. Name. The name of the limited partnership formed hereby is PUBLIC SERVICE ELECTRIC AND GAS CAPITAL, L.P. (the "Partnership").

         2. Purpose. The purpose and business of the Partnership shall be to issue and sell partner interests in the Partnership.

         3. Registered Office. The registered office of the Partnership in the State of New Jersey is Public Service Electric and Gas Company, T4B, 80 Park Plaza, P.O. Box 570, Newark, New Jersey 07101.

         4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of New Jersey is Robert S. Smith, Vice President and Secretary, Public Service Electric and Gas Company, 80 Park Plaza, T4B, P.O. Box 570, Newark, New Jersey 07101.

         5. Partners. The names and mailing addresses of the General Partner and the Class A Limited Partner are as follows:

General Partner:                    Public Service Electric and Gas Company
                                            80 Park Plaza, P.O. Box 570
                                            Newark, New Jersey 07101


Class A Limited Partner:            Fred F. Saunders
                                            c/o Public Service
                                            Electric and
                                              Gas Company
                                            80 Park Plaza, P.O.Box 570
                                            Newark, New Jersey 07101



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         6.        Powers.  The powers of the General Partner include
all powers, statutory and otherwise, possessed by general partners under the laws of the State of New Jersey.

         7. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up upon: (i) the expiration of the term of the Partnership on September 30, 2093; (ii) the withdrawal, removal or bankruptcy of the General Partner or transfer (other than a grant of a security interest) by the General Partner of its entire interest in the Partnership when the assignee is not admitted to the Partnership as an additional or successor general partner, as set forth in Section 12 hereof, or the occurrence of any other event that results in the General Partner ceasing to be a general partner of the Partnership under the New Jersey Law; provided however, if (a) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (b) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership; (iii) the entry of a decree of judicial dissolution; (iv) upon the written consent of all Partners; or (v) in the discretion of the General Partner, upon the occurrence of certain specified events under the tax laws or the Investment Company Act of 1940. Upon dissolution and liquidation of the Partnership, the limited partners holding a Partnership interest ("Preferred Interest") with a liquidation preference (the "Preferred Partners") may receive a cash distribution equal to the aggregate liquidation preference for each Preferred Interest held and a pro rata distribution along with all other partners in accordance with their respective positive capital account balances in the Partnership after giving effect to all contributions, distributions and allocations.

         8. Capital Contributions. The Partners have contributed or will contribute the following amounts, in cash, property or services rendered, or in a promissory note or other obligation to contribute cash or to perform services:
                   General Partner . . . . . . .$1,000
                   Class A Limited Partner        $100

         In addition, the General Partner will contribute capital to the Partnership, from time to time, such that the aggregate capital contribution of the General Partner will be sufficient to equal 3% of the aggregate capital contributed by all partners.

         9. Allocations of Profit and Losses. The Partnership's profits and losses shall be allocated in proportion to the capital contributions of the Partners which shall be reflected in a capital account for each of the Partners.
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       10.         Distributions.  Preferred Partners are entitled to receive when, as and if declared by the General Partner out of funds held by the Partnership to the extent that the Partnership has cash on hand sufficient to permit such payments and funds legally available therefor, cumulative cash distributions at a rate per annum to be established by the General Partner. Such distributions will accrue and be cumulative from the original date of issue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Partnership legally available for the payment of distributions or whether they are deferred. In the discretion of the General Partner, Preferred Partners may in some cases receive a distribution of assets of the Partnership. The General Partner may receive distributions, if any, as may be declared by the General Partner subject to the rights of the Preferred Partners to receive distributions.

       11.         Assignments.
                   (a) The Class A Limited Partner may transfer all or any part of his or its partnership interest only with the consent of the General Partner, and any transferee may be admitted as a substitute limited partner of the Partnership only with the consent of the General Partner, whose consent in either case may be withheld in the sole discretion of the General Partner.

                   (b) The General Partner may not transfer all or any part of his or its partnership interest without the consent of the other Partners, provided that the General Partner may, without the consent of any Partner, transfer its partnership interest to any direct or indirect wholly owned subsidiary and such transferee shall have all the rights and powers of the General Partner.
                   (c) Preferred Partners may assign their Preferred Interest to another person at any time, provided that any person who has been assigned one or more Preferred Interests shall provide the Partnership with a completed Form W-8 or such other documents or information as are requested by the Partnership for tax reporting purposes. Upon effective assignment, the assignee shall be entitled to all distributions on the Preferred Interests subject to such assignment, and accordingly, the assignor shall no longer be entitled to such distributions.

         12. Withdrawal. Except as provided in Sections 11 and 13, no right is given to the Class A Limited Partner to withdraw from the Partnership. A Preferred Partner may not withdraw from the Partnership prior to the dissolution and winding up of the Partnership except upon the assignment of its Preferred Interests (including any redemption, repurchase, exchange or other acquisition by the Partnership), as the case may be. Any person who has been assigned one or more Preferred Interests shall provide the Partnership with a completed Form W-8 or such other documents or information as are requested by the Partnership for tax reporting purposes. A withdrawing Preferred Partner shall not be entitled to receive any further distribution and shall not otherwise be entitled to receive the fair value of its Preferred Interests except that such terminating Preferred Partner will be entitled to any cash distributions declared but unpaid prior to his effective withdrawal from the Partnership.
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         13.       Additional Partners.

                   (a) The General Partner may admit additional limited partners to the Partnership. The Partnership's Preferred Interests will be offered from time to time to the public on or after the effectiveness of a registration statement to be filed with the Securities and Exchange Commission registering the Partnership's Preferred Interests. Preferred Partners will be admitted to the Partnership by purchasing each Preferred Interest for an amount not less than the liquidation preference of such Preferred Interest. No Preferred Partner shall be required to make any additional contributions or advances to the Partnership except as provided by law. Immediately following the admission of one or more additional limited partners to the Partnership, the Class A Limited Partner shall withdraw from the Partnership and shall be entitled to receive the return of its capital contribution, without interest or deduction and shall have no further interest in the Partnership.

                   (b) The Partnership shall continue as a limited partnership under the New Jersey Law after the admission of any additional limited partners to the Partnership pursuant to this Section 13.

                   (c) The admission of additional limited partners to the Partnership pursuant to this Section 13 may be accomplished by the amendment and restatement of this Limited Partnership Agreement and, if required by the New Jersey Law, the filing of an amendment and/or restatement to the Partnership's Certificate of Limited Partnership with the Secretary of State of the State of New Jersey.

         14. Merger. The approval of the Class A Limited Partner shall not be required with respect to any merger of an entity into the Partnership.

         15. Amendment. Except as otherwise expressly provided herein or as otherwise required by law, this Agreement may only be amended by a written instrument executed by the General Partner, provided, however, that any amendment which would adversely affect the powers, preferences or special rights of any series of Preferred Interests may be effected only as permitted by the terms of such series of Preferred Interests.
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         IN WITNESS WHEREOF, the undersigned have duly executed this
Limited Partnership Agreement as of September 30, 1994.


                                            GENERAL PARTNER:

                                            PUBLIC SERVICE
                                            ELECTRIC AND GAS
                                            COMPANY, a New Jersey
                                            corporation



___________________________________
                                                /s/FRANCIS J. RIEPL
                                            By: FRANCIS J. RIEPL
                                            Title: Vice President and Treasurer




                                            CLASS A LIMITED
PARTNER:





___________________________________
                                            Fred F. Saunders